Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-131820 on Form N-1A of our report dated February 14, 2017, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2016 Annual Report to Shareholders of Probabilities VIT Fund, a series of the Northern Lights Variable Trust, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 18, 2017